As filed with the Securities and Exchange Commission on May 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ormat Technologies, Inc. (Exact name of registrant as specified in its charter)

Delaware	88-0326081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6140 Plumas Street Reno, Nevada	89519-6075
(Address of Principal Executive Offices)	(Zip Code)

Ormat Technologies, Inc. Second Amended and Restated 2018 Incentive Compensation Plan (Full title of the plan)

Jessica Woelfel

General Counsel, Chief Compliance Officer and Corporate Secretary

Ormat Technologies, Inc.

6140 Plumas Street

Reno, Nevada 89519

(775) 356-9029

(Name, address and telephone number, including area code, of agent for service)

Copies to: Scott Levi Melinda Anderson White & Case LLP 1221 Avenue of the Americas New York, New York 10022 (212) 903-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 8, 2018, Ormat Technologies, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (File No. 333-224752) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for issuance or sale pursuant to the Ormat Technologies Inc. 2018 Incentive Compensation Plan (the “2018 ICP”).

On April 7, 2022, the Company’s Board of Directors adopted, subject to approval by stockholders, the Amended and Restated 2018 Incentive Compensation Plan (the “A&R 2018 ICP”), which the Company’s stockholders approved at the Company’s 2022 Annual Meeting of Stockholders held on June 2, 2022. The A&R 2018 ICP increased the number of shares of Common Stock authorized for issuance by 1,700,000 shares of Common Stock to a new total of 6,700,000 shares of Common Stock and implemented certain other changes. On June 6, 2022, the Company filed a registration statement on Form S-8 (File No. 333-265432) (the “Additional Registration Statement) with the Commission to register the additional 1,700,000 shares of Common Stock.

On March 12, 2024, the Company’s Board of Directors adopted, subject to approval by stockholders, the Second Amended and Restated 2018 Incentive Compensation Plan (the “Second A&R 2018 ICP”), which the Company’s stockholders approved at the Company’s 2024 Annual Meeting of Stockholders held on May 8, 2024. The Second A&R 2018 ICP increased the number of shares of Common Stock authorized for issuance by 1,400,000 shares to a new total of 8,100,000 shares of Common Stock and extend the period during which awards are permitted to be made from January 31, 2028 until May 8, 2029.

The Company is filing this registration statement on Form S-8 (this “Registration Statement”) solely for the purpose of registering the 1,400,000 additional shares of Common Stock authorized for issuance under the Second A&R 2018 ICP. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Common Stock that may become issuable under the Second A&R 2018 ICP by reason of anti-dilution and other adjustments.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Initial Registration Statement, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 23, 2024 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on March 27, 2024 that are incorporated by reference in the Annual Report;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 10, 2024;

(c)	the Company’s Current Report on Form 8-K filed on May 9, 2024; and

(d)	the description of the Company’s common stock contained in the Registration Statement on Form 8-A (File No. 001-32347), filed on November 8, 2004, and any amendment or report filed for the purpose of updating this information (including Exhibit 4.4 to the Company’s 2021 Annual Report).

In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	directors, for the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

●	any transaction from which the director or officer derived an improper personal benefit; or

●	officers, for any derivative stockholder litigation.

As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation contains a provision that provides for such limitation of liability. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company, subject to certain limitations. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. As permitted by Section 145 of the DGCL, the Company’s By-laws provide that the Company has the power, under specified circumstances, to indemnify its directors and executive officers in connection with actions, suits or proceedings brought against them by a third party or in the right of the Company, by reason of the fact that they were or are such directors or executive officers, against expenses incurred in any such action, suit or proceeding.

In addition, the Company has entered into separate indemnification agreements with certain of its directors and officers that provide indemnification to its directors and officers under certain circumstances for acts or omissions, which may not be covered by directors and officers liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company also maintains standard policies of insurance under which coverage is provided to its directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the Company.

Item 8. Exhibits

Exhibit No.	Description
4.1	Fifth Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2024.

4.2	Seventh Amended and Restated By-Laws, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2022

4.3	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-117527) filed with the Securities and Exchange Commission on July 21, 2004.

4.5

Ormat Technologies, Inc. Second Amended and Restated 2018 Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2024.

5.1	Opinion of White & Case LLP.

23.1	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.

23.2	Consent of White & Case LLP (contained in Exhibit 5.1).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, Nevada, on May 10, 2024.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Doron Blachar
Name: Doron Blachar
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Doron Blachar and Assaf Ginzburg, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doron Blachar	Chief Executive Officer	May 10, 2024
Doron Blachar	(Principal Executive Officer)

/s/ Assaf Ginzburg	Chief Financial Officer	May 10, 2024
Assaf Ginzburg	(Principal Financial Officer and Principal Accounting Officer)

/s/ Isaac Angel	Chairman of the Board of Directors	May 10, 2024
Isaac Angel

/s/ Karin Corfee	Director	May 10, 2024
Karin Corfee

/s/ David Granot	Director	May 10, 2024
David Granot

/s/ Michal Marom	Director	May 10, 2024
Michal Marom

/s/ Mike Nikkel	Director	May 10, 2024
Mike Nikkel

/s/ Dafna Sharir	Director	May 10, 2024
Dafna Sharir

/s/ Stanley B. Stern	Director	May 10, 2024
Stanley B. Stern

/s/ Ravit Barniv	Director	May 10, 2024
Ravit Barniv

/s/ Byron Wong	Director	May 10, 2024
Byron Wong

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